Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-112452 on Form S-3 of our reports dated March 3, 2017, relating to the consolidated financial statements and financial statement schedule of Scientific Games Corporation and subsidiaries and the effectiveness of Scientific Games Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Scientific Games Corporation for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada
January 10, 2018